Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LF CAPITAL ACQUISITION CORP.,

LFCA MERGER SUB, INC.,

LANDSEA HOMES INCORPORATED

and

LANDSEA HOLDINGS CORPORATION

DATED AS OF AUGUST 31, 2020

i

ii

iii

iv

EXHIBITS

Exhibit A	Form of Parent A&R Charter
Exhibit B	Form of Parent A&R Bylaws
Exhibit C	Form of Stockholders’ Agreement
Exhibit D	Form of Investor Representation Letter
Exhibit E	Form of Seller Lockup Agreement
Exhibit F	Form of Sponsor Lockup Agreement
Exhibit G	Form of License Agreement

SCHEDULES

Schedule A	Definitions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 31, 2020, by and among LF Capital Acquisition Corp., a Delaware corporation (“Parent”), LFCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Landsea Homes Incorporated, a Delaware corporation (the “Company”), and Landsea Holdings Corporation, a Delaware corporation (the “Seller”). Each of the Company, Parent, Merger Sub and the Seller shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Disclosure Schedules, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (collectively, a “Business Combination”).

WHEREAS, Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein.

WHEREAS, Level Field Capital, LLC, a Delaware limited liability company (the “Sponsor”), has delivered to the Parent, the Seller and the Company an executed Sponsor Transfer, Waiver, Forfeiture and Deferral Agreement, dated as of the date hereof (the “Sponsor Surrender Agreement”), whereby in connection with the consummation of the transactions contemplated hereunder, Sponsor has agreed to (i) immediately prior to Closing, transfer to Parent for forfeiture a certain number of Parent Class B Stock (the “Surrendered Shares”) and Private Placement Warrants (the “Surrendered Warrants”), (ii) defer a certain number of shares of Parent Class A Stock (as converted on a one-to-one basis from Parent Class B Stock at the Closing), (iii) transfer to the Seller a certain number of (x) Private Placement Warrants immediately prior to Closing and (y) Parent Class A Stock immediately after the Closing, (iv) cancel that certain $1,000,000 working capital loan to the Parent pursuant to that certain Promissory Note entered into with the Parent, dated July 16, 2020; and (v) waive its conversion rights pursuant to that certain Convertible Note entered into with the Parent, dated as of March 4, 2019, as amended, in each case on terms and subject to the conditions set forth therein.

WHEREAS, each of the Sponsor, certain funds and accounts managed by Subsidiaries of BlackRock, Inc., a Delaware corporation (the “BlackRock Holders”), and the other holders of Parent Class B Stock, have delivered to the Seller and the Company executed certain waiver agreements, whereby in connection with the consummation of the Transactions, such holders of Parent Class B Stock have agreed to waive certain of their anti-dilution, conversion and/or redemption rights (each a “Waiver Agreement”).

WHEREAS, the Parent, the Sponsor and the Seller have entered into an indemnification agreement, whereby Parent has agreed (i) that it may not amend, waive, terminate or otherwise modify the Waiver Agreement with the BlackRock Holders without the prior written consent of the Seller and (ii) to enforce the terms of the Waiver Agreement, and Sponsor has agreed to (x) indemnify Parent and the Seller for all reasonably documented out-of-pocket costs incurred with respect to enforcing the Indemnification Agreement and the Waiver Agreement and (y) forfeit such amounts of Parent Class A Stock equal to such number of shares of Parent Class B Stock of the BlackRock Holders converted into Parent Class A Stock at or as a result of the Closing less the number of Parent Class B Stock of the BlackRock Holders outstanding immediately prior to the Closing.

WHEREAS, the Parent has entered into those certain Forward Purchase and Subscription Agreements (the “Forward Purchase Agreements”) with the respective subscribers party thereto substantially concurrently with the execution hereof.

WHEREAS, the Seller has entered into those certain employment agreements with each of John Ho, Franco Tenerelli, and Michael Forsum, dated as of the date hereof (the “Employment Agreements”), and it is the intent of the Parent and Seller that, at the Closing, Seller shall assign and the Company shall assume such Employment Agreements.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Law (collectively, as applicable based on context, the “Applicable Law”), the Parties intend to enter into a Business Combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Merger will qualify as a “reorganization” under the provisions within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute be, and hereby is, adopted as a “plan of reorganization” within the meaning for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of the Company.

WHEREAS, all of the stockholders of the Company will approve and adopt this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”).

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WHEREAS, the board of directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL; (b) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, the Sponsor and certain other holders of Parent Class B shares have delivered to the Company an executed that certain Founders’ Voting and Support Agreement, dated as of the date hereof, whereby each of the Sponsor and the other Parent Class B shareholders, among other things, have agreed to vote their shares of Parent Class A Stock, shares of Parent Class B Stock and Warrants in favor of the Parent Stockholder Matters.

WHEREAS, prior to the Closing, Parent shall: (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Second Amended and Restated Certificate of Incorporation of Parent (the “Parent A&R Charter”) in the form attached hereto as Exhibit A; and (b) amend and restate the existing bylaws of Parent (the “Parent A&R Bylaws”) in the form attached hereto as Exhibit B.

WHEREAS, in connection with the consummation of the Merger, Parent and the Seller will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) in the form attached hereto as Exhibit C.

WHEREAS, in connection with the consummation of the Merger, the Seller will enter into an Investor Representation Letter (the “Investor Representation Letter”) in the form attached hereto as Exhibit D.

WHEREAS, in connection with the Closing, Parent and the Seller will enter into a Seller Lockup Agreement (the “Seller Lockup Agreement”) in the form attached hereto as Exhibit E.

WHEREAS, in connection with the Closing, Parent and the Sponsor will enter into a Sponsor Lockup Agreement (the “Sponsor Lockup Agreement”) in the form attached hereto as Exhibit F.

WHEREAS, in connection with the Closing, Parent and an Affiliate of the Seller will enter into a license agreement providing for the use of the “Landsea” trademark (the “License Agreement”) in the form attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

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Article I

THE CLOSING TRANSACTIONS

1.1          Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger (as defined below), shall take place remotely at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by facsimile or by email pdf files.

1.2          Parent Financing Certificate. Not more than two (2) Business Days prior to the Closing, Parent shall deliver to the Seller written notice (the “Parent Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions; (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; and (c) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions.

1.3          Closing Documents

(a)          At the Closing, Parent or Merger Sub shall, as applicable, deliver to the Seller:

(i)          a certified copy of the Parent A&R Charter and the Parent A&R Bylaws;

(ii)         copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions;

(iii)        a copy of the Stockholders’ Agreement, duly executed by Parent;

(iv)        a copy of the Seller Lockup Agreement, duly executed by Parent;

(v)         a copy of the Sponsor Lockup Agreement, duly executed by Parent and Sponsor;

(vi)        a copy of the License Agreement, duly executed by Parent;

(vii)       a duly executed hard-copy original stock certificate of the Company, representing one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, in the name of Parent; and

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(viii)      (A) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.2; and (B) such other documents or certificates as shall reasonably be required by the Seller and its counsel in order to consummate the Transactions.

(b)          At the Closing, the Company or the Seller, as applicable, shall deliver to Parent:

(i)          a copy of the Certificate of Merger, duly executed by the Company;

(ii)         a copy of the Investor Representation Letter, duly executed by the Seller;

(iii)        a copy of the Stockholders’ Agreement, duly executed by the Seller;

(iv)        a copy of the Seller Lockup Agreement, duly executed by the Seller;

(v)         a copy of the License Agreement, duly executed by an Affiliate of the Seller;

(vi)        copies of resolutions and actions taken by the Company’s board of directors and the Company Stockholders in connection with the approval of this Agreement and the Transactions;

(vii)       a properly executed IRS Form W-9 from the Seller and the Company;; and

(viii)      (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.3; and (B) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

1.4          Closing Transactions.

(a)          At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(i)          Parent shall make, or cause to be made, any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

(ii)         Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(iii)        The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

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(iv)        The Parent A&R Charter shall be executed and filed with the Secretary of State of the State of Delaware.

(v)         Parent shall issue to the Seller the Closing Number of Securities.

(vi)        Parent shall (on behalf of the Company) pay, or, cause to be paid, all Company Transaction Costs, to the extent not paid by the Company prior to the Closing; provided that the Company Transaction Costs may be paid promptly after the Closing Date as necessary.

Article II

THE MERGER

2.1          Effective Time. Subject to the terms and subject to the conditions of this Agreement, on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate Merger, being the “Effective Time”).

2.2          The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of Parent.

2.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

2.4          Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Landsea Homes Corporation”.

2.5          Directors and Officers of the Surviving Corporation. The directors and officers of the Company shall become the directors and officers of the Surviving Corporation.

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2.6          Merger Consideration.

(a)          Not less than five (5) Business Days prior to the anticipated Closing Date, the Company will deliver to Parent a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Closing Certificate”), setting forth:

(i)          the Company’s good faith estimate of Company Transaction Costs that will be unpaid as of the Closing; and

(ii)         the Company’s good faith estimate of Indebtedness as of the Closing, including any Payoff Amount.

(b)          The Company Closing Certificate so delivered by the Company will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the Company’s support and computations for the amounts included in the Company Closing Certificate. Parent shall be entitled to review and make reasonable comments on the matters and amounts set forth in the Company Closing Certificate so delivered by the Company pursuant to Section 2.6(a). The Company will cooperate with Parent in the review of the Company Closing Certificate, including providing Parent and its Representatives with reasonable access to the relevant books, records and finance employees of the Company. The Company will cooperate reasonably with Parent to revise the Company Closing Certificate if necessary to reflect Parent’s reasonable comments. If the Company Closing Certificate is so revised, such revised Company Closing Certificate, or if Parent had no such comments, then the initial Company Closing Certificate shall be deemed to be the final “Company Closing Certificate,” in each case as approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

(c)          Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Seller shall be an amount equal to the Merger Consideration.

(d)          The Merger Consideration shall be paid to the Seller in the form of the Closing Number of Securities.

2.7          Effect of the Merger on the Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a)          Each share of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration, with the Seller being entitled to receive the Closing Number of Securities without interest, upon surrender of stock certificates representing all of the Company Common Stock (each, a “Certificate”) and delivery of the other documents required pursuant to Section 2.8. As of the Effective Time, the Seller shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration.

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(b)          No fraction of a share of Parent Class A Stock will be issued by virtue of the Merger, and if the Seller otherwise would be entitled to a fraction of a share of Parent Class A Stock (after aggregating all fractional shares of Parent Class A Stock that otherwise would be received by the Seller), the Seller shall receive from Parent, in lieu of such fractional share: (i) one share of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock the Seller would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Class A Stock if the aggregate amount of fractional shares of Parent Class A Stock the Seller would otherwise be entitled to is less than 0.50.

(c)          Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)          Each share of Company Common Stock held in the Company’s treasury or owned by Parent, Merger Sub or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e)          The numbers of shares of Parent Class A Stock that the Seller is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

2.8          Surrender of Company Certificates and Disbursement of Merger Consideration.

(a)          Subject to this Section 2.8, at the Effective Time, the Seller shall surrender each Certificate to the Parent and Parent shall deliver, or cause to be delivered to the Seller the Closing Number of Securities. The Certificates so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Merger Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

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(b)          In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)          From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Merger Consideration represented by such Certificate.

(d)          Any portion of the Merger Consideration that remains unclaimed for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of shares of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(e)          In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, Merger Sub or the Surviving Corporation with respect to such Certificate, the Parent will issue the portion of the Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.11).

2.9          Surrendered Warrants and Surrendered Shares. Immediately prior to the Effective Time, Sponsor shall surrender and transfer to Parent, for no consideration and as a contribution to the capital of Parent, the Surrendered Warrants and Surrendered Shares in accordance with the Sponsor Surrender Agreement.

2.10        Tax Treatment of the Merger.

(a)          The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(b)          For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties will prepare and file all Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (or comparable provision of state and local Tax law) and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

2.11        Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be remitted to the applicable Governmental Entity.

2.12        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Disclosure Schedules”), but subject to Section 11.16, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

3.1          Organization and Qualification. Each of the Company and the Company’s direct and indirect Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its business makes such qualification necessary, as are listed on Schedule 3.1 of the Disclosure Schedules, and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of the Company and Company Subsidiaries as currently in effect (collectively referred to herein as “Charter Documents”), have been made available to Parent. The Company and the Company Subsidiaries are not in violation of any of the provisions of their respective Charter Documents.

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3.2          Capitalization.

(a)          The Company’s authorized and outstanding equity interests is as set forth in Schedule 3.2(a) of the Disclosure Schedules.

(b)          No securities or ownership interests are reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Company Common Stock. All outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. Each share of Company Common Stock has been issued in compliance in all material respects with: (i) Applicable Law; and (ii) the Company’s Charter Documents.

(c)          Other than as set forth on Schedule 3.2(c) of the Disclosure Schedules, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Other than as set forth on Schedule 3.2(c) of the Disclosure Schedules, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company.

(d)          Except as set forth in the Company’s Charter Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(e)          Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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3.3          Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of directors and, following receipt of the Company Stockholder Approval, the stockholders of the Company as required by the DGCL), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (collectively, “Enforceability Exceptions”).

3.4          No Conflict; Required Filings and Consents.

(a)          Except as set forth in Schedule 3.4(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance thereof by the Company shall not: (i) conflict with or violate the Charter Documents; (ii) conflict with or violate any Applicable Law; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, give to any third party any rights of termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clause (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that arise as a result of any facts or circumstances relating to Parent or any of its Affiliates.

(b)          Except as set forth in Schedule 3.4(b) of the Disclosure Schedules, the execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of the Company’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder; (iv) the consents, approvals, authorizations and permits described on Schedule 3.4(b) of the Disclosure Schedules; (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole; and (vi) as may be necessary as a result of any facts or circumstances relating solely to Parent or any of its Affiliates.

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3.5          Compliance; Approvals. Each of the Group Companies is in (a) compliance with Applicable Law and (b) possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except in each case, where such noncompliance or where the failure to have, or the failure to be in full force and effect of, any Approvals, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

3.6          Financial Statements.

(a)          Copies of the audited consolidated and/or combined balance sheet of the Company and the Company Subsidiaries as at December 31, 2018 and December 31, 2019, and the related audited consolidated and/or combined statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and the Company Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “GAAP Financial Statements”) and the unaudited consolidated and/or combined balance sheet of the Company and the Company Subsidiaries as at June 30, 2020 (the “Balance Sheet”), and the related consolidated and/or combined statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and the Company Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules.

(b)          Each of the GAAP Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and the Company Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(c)          The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

3.7          No Undisclosed Liabilities. There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company or any of the Company Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (a) specifically accrued or reserved against on the Interim Financial Statements, the GAAP Financial Statements or the notes thereto, (b) incurred since the date of the Balance Sheet in the ordinary course of business of the Company and the Company Subsidiaries, or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

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3.8          Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the Balance Sheet, each of the Group Companies has conducted its business in the ordinary course of business consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any of the shares of Company Common Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such Company Common Stock or other securities; (c) any split, combination or reclassification of any of the shares of Company Common Stock; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Law; (e) any change in the auditors of the Company; (f) any issuance of shares of Company Common Stock; or (g) except as disclosed on Schedule 3.8 of the Disclosure Schedules, any action taken or agreed upon by any of the Group Companies that would be prohibited by subsections (i), (ii), (iv), (v), (vi), (viii), or (xii) of Section 5.1(a) if such action were taken on or after the date hereof without the consent of Parent.

3.9          Litigation. Except as disclosed on Schedule 3.9 of the Disclosure Schedules, (a) there is no Legal Proceeding by or against any Group Company pending, or to the Knowledge of the Company, threatened in writing that would otherwise, individually or in the aggregate, reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, and (b) no Group Company nor any material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or to the Knowledge of the Company, continuing investigation by any Governmental Entity or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

3.10        Employee Benefit Plans.

(a)          Schedule 3.10(a) of the Disclosure Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will; or (ii) provides for notice and/or garden leave obligations as required by Applicable Law, in each case, so long as such agreement or offer letter does not provide for: (A) severance or similar obligations; (B) transaction bonuses or change in control or similar payments; or (C) Tax gross-ups; provided that a form of such employment or consulting agreement or offer letter is listed and made available to Parent and the individual agreements or offer letters do not deviate from such form in any material respect.

(b)          With respect to each material Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, third party administrative service contracts, and all amendments to the foregoing; (ii) for the most recent two plan years: (A) the IRS Form 5500 and all schedules thereto; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable; (iv) the most recent summary plan descriptions, and (v) all correspondence with the Internal Revenue Service and the Department of Labor under any voluntary compliance resolution system or delinquent flier programs.

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(c)          Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all Applicable Law. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(d)          Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter (or the prototype plan on which such Employee Benefit Plan is based has received an opinion letter) from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code, and nothing has occurred with respect to the operation of any such plan that would reasonably be expected to result in the loss of such qualification or the imposition of any material Tax penalty.

(e)          No Group Company or any of its respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA).

(f)           None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Applicable Law.

(g)          With respect to any Employee Benefit Plan, no actions, suits, claims (other than non-material routine claims for benefits in the ordinary course), audits, inquiries, investigations, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof that could reasonably be expected to result in any material liability.

(h)          All contributions, reserves or premium payments required to be made or accrued for all prior periods through the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects in accordance with the provisions of each of Employee Benefit Plans, Applicable Law and GAAP.

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(i)           Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or any Company Subsidiary or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or any Company Subsidiary or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or any Company Subsidiary or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(j)           Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise Tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(k)          The Company maintains no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l)           Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(m)         There are no outstanding loans by the Company or any Company Subsidiary to any of their respective employees, directors or other service providers.

(n)          None of the Company, the Company Subsidiaries or any employee, director or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, or to modify or change in any material way any existing Employee Benefit Plan.

(o)          Any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for U.S. federal income tax purposes by the Company or any Company Subsidiary is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Employee Benefit Plan purposes with only immaterial exceptions. The Company and the Company Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in an Employee Benefit Plan. Each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Law with only immaterial exceptions, and no individual treated as an independent contractor or consultant by any Group Company should have been properly classified as an employee under Applicable Law.

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(p)          With respect to each Employee Benefit Plan that is mandated by a government other than the United States or subject to the Applicable Laws of a jurisdiction outside of the United States, (i) the fair market value of the assets of each such plan to the extent funded, the liability of each insurer for any such funded through insurance or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (ii) each such plan has been maintained and operated in all material respects in accordance with the applicable plan document and all Applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies, in all material respects, the requirements for such treatment.

3.11        Labor Matters.

(a)          No Group Company is a party to any collective bargaining agreement or other labor Contract applicable to persons employed by any Group Company. There are no representation proceedings, demands for recognition or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened within the last three (3) years. There is no organizing activity involving any Group Company pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees, and nor, to the Knowledge of the Company, has there been any such activity during the last three (3) years.

(b)          There are no pending: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations (nor have there been any strikes, work stoppages, slowdowns, lockouts or arbitrations within the last three (3) years); or (ii) grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Group Companies involving any employee of the Group Companies, in each case, that could reasonably be expected to result in any material liability. Except as set forth on Schedule 3.11(b), there are no charges, grievances or complaints, in each case, related to alleged unfair labor practices, pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization that could reasonably be expected to result in any material liability.

(c)          To the Knowledge of the Company, as of the date hereof, none of the Company’s officers or key employees has given notice of any intent to terminate his or her employment with the Company in connection with the transactions contemplated by this Agreement. The Group Companies are in compliance in all material respects and, to the Knowledge of the Company, each of their employees and consultants are in compliance in all material respects, with the terms of any employment and consulting agreements between any Group Company and such individuals.

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(d)          Except as set forth on Schedule 3.11(d) of the Disclosure Schedules, there are no complaints, lawsuits, actions, investigations, audits, charges or claims against the Group Companies pending or, to the Knowledge of the Company, threatened that could be brought or filed, by or with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any Group Company, of any individual that could reasonably be expected to result in any material liability. Each Group Company is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, including, but not limited to, all Applicable Laws concerning terms and conditions of employment, wages and hours, overtime, worker classification, the provision of meal and rest breaks and accurate wage statements, immigration, the Worker Adjustment and Retraining Notification (“WARN”) Act, and any similar state or local “mass layoff” or “plant closing” laws, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax. No Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 3.11(d), there are no pending, or to the Knowledge of the Company, threatened Legal Proceedings against any Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company that could reasonably be expected to result in any material liability.

(e)          Except as set forth on Schedule 3.11(e) of the Disclosure Schedules, during the last three (3) years, (i) no allegations of workplace sexual harassment, discrimination or other similar misconduct have been made, initiated, filed or, to the Knowledge of the Company, threatened in writing against any Group Company or any of their respective current or former directors, officers or senior level management employees, (ii) to the Knowledge of the Company, no incidents of any workplace sexual harassment, discrimination or other similar misconduct have occurred, and (iii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other similar misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

3.12        Real Property; Tangible Property.

(a)          Schedule 3.12(a) of the Disclosure Schedules lists the street address of all material Owned Real Property and the current owner of each Owned Real Property. The Company or the Company Subsidiaries have good and marketable fee title to all Owned Real Property, free and clear of all Liens, other than Permitted Liens. Neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or first refusal to purchase the Owned Real Property or any portion thereof or interest therein. The Company or a Company Subsidiary has the right to access a public road or other means of lawful access to and from the Owned Real Property.

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(b)          Schedule 3.12(b) of the Disclosure Schedules lists the street address of all material leasehold interest under each of the real properties under which it is a lessee, sublessee or licensee (the “Company Leased Properties”, together with Owned Real Property, “Company Property”). Each of the Company Leased Properties is valid, binding and enforceable, free and clear of all Liens (other than Permitted Liens) and each of the leases, subleases, licenses or other occupancy agreements, guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”) and is in full force and effect. True and correct copies of the Company Real Property Leases have been made available to Parent. Neither the Company nor any Company Subsidiary has received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. None of the Company or any Company Subsidiary has collaterally assigned, mortgaged, deeded in trust or granted any other security interest in any Company Real Property Lease or any interest therein. No security deposit or portion thereof deposited with respect to any Company Real Property Lease has been applied in respect of a material breach or default under such Company Real Property Lease which has not been redeposited in full. Neither the Company nor any Company Subsidiary owes any brokerage commission in connection with any Company Real Property Lease.

(c)          No condemnation proceeding is pending or, to the Knowledge of the Company, threatened in writing which would preclude or impair the use of any Company Property by the Company or any Company Subsidiary for the purposes for which it is currently used.

(d)          To the Knowledge of the Company, (i) each completed unit constituting Company Property sold and closed in connection with an offering to the general public (other than parcels which are currently under construction or units not yet sold or not yet offered for sale to the general public) is adequately served by proper utilities and other building services necessary for its current use, and (ii) all of the buildings and structures located at the parcels of Company Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects, ordinary wear and tear excepted.

(e)          Each Group Company owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the material assets used by such Group Company in the operation of its business, in each case, free and clear of all material Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any leases; and (iii) the Liens specifically identified on the Schedule 3.12(e) of the Disclosure Schedules. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, in each case of clauses (A) and (B) except as would not, individually or in the aggregate, reasonably be expected to a Company Material Adverse Effect.

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3.13        Taxes

(a)          All Tax Returns required to be filed by or on behalf of any Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by or on behalf of the any Group Company (whether or not shown on any Tax Return) have been fully and timely paid and the Company has adequately reserved in the Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof.

(b)          No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Governmental Entity against any Group Company (or any consolidated, combined or unitary group of which a Group Company is a member) that has not been paid or resolved. No Tax audit, proceeding or other examination of any Group Company (or any consolidated, combined, or unitary group of which a Group Company is a member) by any Governmental Entity is presently in progress, nor has any Group Company been notified of any request or threat for such an audit, proceeding or other examination. No Group Company (or any consolidated, combined, or unitary group of which a Group Company is a member) is a party to any litigation or administrative proceeding relating to Taxes. There are no liens for Taxes (other than Permitted Liens) upon any of the assets of any Group Company (or any consolidated, combined, or unitary group of which a Group Company is a member). No Group Company (or any consolidated, combined, or unitary group of which a Group Company is a member) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect. No Group Company has received a claim by any Governmental Entity in any jurisdiction where it does not file a particular Tax Return or pay a particular Tax that it is or may be subject to taxation by that jurisdiction or required to file a Tax Return,

(c)          No Group Company has requested, has received or is subject to any ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes, and no Group Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          No Group Company has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(e)          No Group Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)           No Group Company is a party to or bound by any Tax allocation, indemnity or sharing agreement. No Group Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) and (B) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise.

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(g)          Each Group Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Entity any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)          Other than payments made on the Phantom Units, no payment under this Agreement shall be subject to any withholding Taxes under the Code or any other Applicable Law.

(i)           Each Group Company has collected or withheld and paid (or had collected or withheld and paid on its behalf) all applicable sales, use, ad valorem, and value added Taxes.

(j)           No Group Company has received notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country or is subject to Tax on its net income other than the country in which it is organized.

(k)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) any intercompany transaction, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); any (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date.

(l)           No Group Company has any deferred payment obligation pursuant to Section 965 of the Code.

(m)         The unpaid Taxes of the Group Companies as of the date hereof (i) are estimated not to exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) are estimated not to exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the historical practice of a Group Company in filing its Tax Returns. Since the date of the Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business and consistent with historical practice.

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(n)          No Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by the Company or any Company Subsidiary in respect of calendar year 2020 but for the application of the CARES Act.

(o)          Section 3.13(o) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed (and the jurisdictions in which such Tax Returns have been filed) with respect to each Group Company for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(p)          No Group Company is currently required or will be required on or after the Closing Date to make any payments in respect of the transfer or surrender of any liability to Tax or any Tax loss or relief by virtue of having been a member of a consolidated, combined, unitary, group relief or other similar Tax group prior to the Closing.

(q)          To the knowledge of the Seller, there currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of any Group Company under Sections 382, 383 or 384 of the Code (or any corresponding or similar provision of state, local or foreign law).

(r)          The Company is classified as a corporation for U.S. federal income tax purposes and, as a result of the Merger, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company will be exchanged into stock of Parent.

(s)          For purposes of this Section 3.13, any reference to a Group Company shall be deemed to include any Person that merged with or was liquidated into such company.

3.14        Environmental Matters.

(a)          The Group Companies are and, for the past one (1) year have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Approvals required under applicable Environmental Laws.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)          Neither the Company nor any Company Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws.

(ii)         There have been no Releases of or human exposure to Hazardous Substances caused by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, including the Company Property, other than such Releases or exposure that would not reasonably be expected to result in the obligation of the Company or any of its Subsidiaries to undertake any material investigation or remediation. To the Knowledge of the Company, no conditions currently exist with respect to Company Property that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws. Neither the Company nor any of its Subsidiaries has transported, treated, stored, or disposed of, or arranged for the transportation, treatment, storage or disposal of, any Hazardous Substances at any site so as to result in any liability of the Company or any of its Subsidiaries under Environmental Laws.

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(c)          Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity, through a written agreement, with respect to any outstanding liabilities of any other Person arising under applicable Environmental Law, other than indemnity obligations in favor of Governmental Entities or the prior owners of Owned Real Property contained in written agreements entered into in the ordinary course of business, in each case, with respect to which there are no material pending Claims or material Claims asserted in writing for indemnification (such indemnity obligations with respect to which there are no material pending Claims or material Claims asserted in writing for indemnification, “Ordinary Course Indemnities”).

(d)          The Group Companies have made available to Parent copies of material environmental assessments, studies, audits, analyses or reports relating to Company Property and copies of material, non-privileged documents relating to any material and outstanding liabilities of any of the Group Companies under Environmental Law to the extent such are in the possession, custody, or control of the Group Companies.

3.15        Intellectual Property.

(a)          Schedule 3.15(a) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following Owned Intellectual Property: (i) registered Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights (the Intellectual Property referred to in clauses (i) through (iii), collectively, the “Company Registered Intellectual Property”); (iv) Internet domain names actively used by a Group Company that are material to any of the businesses of the Group Companies; (v) unregistered Trademarks (for which there are no pending applications) that are material to any of the businesses of the Group Companies; and (vi) social media accounts that are material to any of the businesses of the Group Companies.

(b)          The Group Companies are the sole and unrestricted legal and beneficial owners of all Owned Intellectual Property, and no Owned Intellectual Property will at Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present or future royalty payments, or otherwise encumbered or restricted by any rights of any third party other than Permitted Liens.

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(c)          Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole: (i) no Company Registered Intellectual Property is involved in any interference, inter partes, reissue, reexamination, opposition or cancellation proceeding and (ii) all of the Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company and excepting any pending applications included therein, valid and enforceable in all material respects and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property and those Internet domain names actively used by a Group Company that are material to any of the businesses of the Group Companies, in full force and effect.

(d)          No Group Company has received any written notice of any violation or infringement of any asserted rights of any other Person, or alleging invalidity of any Owned Intellectual Property of the Group Companies, challenging any Group Company’s ownership of any Intellectual Property, or otherwise with respect to any Intellectual Property of any other Person. None of the Group Companies is or has been party to any lawsuit, or other judicial, administrative or arbitral proceeding, relating to its use of Intellectual Property, including any such lawsuit or proceeding involving any claim that any Group Company infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party.

(e)          Except as set forth on Schedule 3.15(e) of the Disclosure Schedules, to the Knowledge of the Company, no third party is infringing, in any material respect, any of the Owned Intellectual Property of the Group Companies, and the Group Companies have not sent any written communication to or asserted or threatened any action or claim against any Person involving or relating to any Owned Intellectual Property. The conduct of the business of the Group Companies and Affiliates as currently conducted does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(f)           The Group Companies have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Owned Intellectual Property.

(g)          Each of the employees, agents, consultants, contractors and others who have contributed to or participated in the discovery, creation or development of any material Intellectual Property on behalf of the Group Companies (“Personnel”) (i) has assigned to the Company pursuant to a written and enforceable agreement all right, title and interest in such Intellectual Property, which agreement includes a present tense assignment of Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies perpetual, unrestricted and royalty-free rights to use such Intellectual Property. Without limiting the foregoing, the Group Companies have secured from all employees a written and enforceable agreement providing for the non-disclosure by such Person of confidential information of the Group Companies.

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(h)          Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property. No Trade Secret or confidential information of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to an agreement restricting the disclosure and use of such Trade Secret or confidential information.

(i)           All material Software owned, licensed, used, or otherwise held for use in the business of the Group Companies is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the business of the Group Companies. To the Knowledge of the Company, none of the Group Companies have experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected. To the Knowledge of the Company, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software’s operation, (ii) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Group Companies or their clients, or otherwise interfere with any Group Company’s operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption.

3.16        Agreements, Contracts and Commitments; Indebtedness.

(a)          Schedule 3.16(a) of the Disclosure Schedules sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean the following (whether or not listed on the Disclosure Schedules):

(i)          any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual payments in excess of $250,000, but excluding any such employment, consulting, or management Contract (A) that either is terminable by the Company at will without severance, transaction bonuses, change in control payments, or similar obligations or (B) with architects, engineers or other independent contractors retained in connection with a specific development project;

(ii)          any collective bargaining agreement with any labor union;

(iii)        any joint venture, partnership, or strategic alliance Contract with a Person in which a Group Company owns an equity interest;

(iv)        any Contract that requires aggregate capital expenditures by Group Company in an amount in excess of $3,000,000 per annum individually, other than (A) any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, or (B) any ordinary course Contracts with respect to land acquisitions, land development and construction;

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(v)         any settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) that requires a Group Company to pay any monetary consideration of more than $250,000 after the date of this Agreement or (C) that would otherwise limit in any material respect the operation of a Group Company (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing) as currently operated;

(vi)        any Contract that contains any provision limiting in any material respect the ability of a Group Company to engage in any line of business or compete with any Person, in each case, in any geographic area;

(vii)       any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that remain in effect (excluding (x) any transactions solely among the Group Companies, (y) any Contract requiring the payment of aggregate consideration that is less than $5,000,000, and (z) any Contracts which would only be required to be listed on Schedule 3.16(a) of the Disclosure Schedules pursuant to this Section 3.16(a)(vii) due to the fact that such Contracts contain Ordinary Course Indemnities), (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or equity interest of any Person for aggregate consideration in excess of $2,000,000 pursuant to which a Group Company has continuing “earn-out” or other similar contingent payment obligations following the date hereof in excess of $200,000 or (C) that gives any Person the right to acquire any assets of a Group Company (excluding ordinary course commitments to purchase homes, lots, goods, products or services) after the date hereof with a total consideration of more than $7,500,000;

(viii)      any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in an outstanding principal amount in excess of $20,000,000, other than any such Contract between Group Companies;

(ix)         any Contract for (A) other than individual home sales in the ordinary course of business, the sale of any land parcels (whether or not developed) by a Group Company with a purchase price in excess of $4,000,000, (B) the purchase of any land parcels (whether or not developed) by a Group Company in excess of $4,000,000 or (C) the option to purchase of a Group Company, in the case of clauses (B) and (C), with a total purchase price for the land parcels subject thereto in excess of $8,000,000 (other than individual home sales in the ordinary course of business); and

(x)          any Contract (A) pursuant to which a Group Company receives a license to use any material Intellectual Property that is used in the business (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions), (B) pursuant to which a Group Company grants to a third party a license to use any material Owned Intellectual Property, or (C) pursuant to which any material Intellectual Property that is or has been developed by or for any Group Company, assigned to Group Companies by any other Person, or assigned by Group Companies to any other Person.

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(b)          Each Company Material Contract and each Contract in effect on the Closing Date that would have constituted a Company Material Contract required to be set forth on Schedule 3.16(a) of the Disclosure Schedules if it were in effect as of the date hereof, is in full force and effect and, to the Knowledge of the Company, is valid and binding upon and enforceable against each of the parties thereto, except (i) insofar as enforceability may be limited by applicable Enforceability Exceptions or (ii) to the extent that any consents set forth in Schedule 3.4(a) of the Disclosure Schedules are not obtained, and in each case, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, correct and complete copies of all Company Material Contracts have been made available to Parent.

(c)          Schedule 3.16(c) of the Disclosure Schedules sets forth a true, correct and complete description of Indebtedness as of the date hereof, in each case in excess of $5 million, together with the name of the Group Company with which such Indebtedness is associated, including the Company’s good faith estimate of any Payoff Amount.

3.17        Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”), and to the Knowledge of the Company, such Insurance Policies (i) cover material insurable risks in respect of its business and asset, and (ii) are in full force and effect. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No Group Company or, to the Knowledge of the Company, third party is in breach or default (including with respect to the payment of premiums or the giving of notices), under any Insurance Policy, and no written notice of cancellation or termination has been received by any Group Company with respect to any of the Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.18        Interested Party Transactions. Except as set forth in Schedule 3.18 of the Disclosure Schedules:

(a)          The Group Companies are not parties to any Contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than Contracts governing an individual’s provision of services to the Group Companies and employee benefits and Contracts between Group Companies.

(b)          No Group Company has loaned any amounts that remain outstanding to any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than intercompany loans between Group Companies, and no Group Company has borrowed material funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies.

(c)          There are no loans, advances or Indebtedness incurred by any Group Company from any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than intercompany loans and advances.

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(d)          No Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (i) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company.

3.19        Certain Provided Information. The information relating to the Group Companies supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the equity holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports or (b) any projections or forecasts included in the Proxy Statement.

3.20        Solvency. The Company is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

3.21        Data Protection and Information Technology.

(a)          Each Group Company’s practices with regard to the collection, dissemination and use of Company Data are and have been in accordance in all material respects with Applicable Laws relating to data protection, contractual commitments of such Group Company and any published privacy policies.

(b)          For the thirty six (36) months immediately preceding the date of this Agreement and the Closing Date, except as disclosed in Section 3.21(b) of the Disclosure Schedules: (i) none of the Group Companies has received any written notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that any Group Company has not complied in any material respect with applicable data protection Laws and (ii) there has been no loss of, or unauthorized access, use, disclosure or modification of any Company Data.

(c)          No individual has successfully claimed and, to the Knowledge of the Company, no grounds exist for an individual to claim compensation from any Group Company for material breaches of applicable data protection Laws or for any material loss or unauthorized disclosure of Personal Data.

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(d)          All material information technology hardware and software used or held for use by any Group Company in its business (the “IT Assets”) are either owned by, or properly licensed or leased to, the Group Companies. The IT Assets are adequate and sufficient in all material respects to meet the processing and other business requirements of the Group Companies as the business is currently conducted. To the Knowledge of the Company, the IT Assets (i) materially operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Group Companies’ business as currently conducted, (ii) have performed adequately and not materially malfunctioned or failed at any time during the last thirty six (36) months (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of any Group Company and which have been corrected).

(e)          To the Knowledge of the Company, during the last thirty six (36) months, no person has gained unauthorized access to any IT Asset (excluding any external hack or similar attack that did not affect the IT Assets for a prolonged period or pose any material threat to the operations of the IT Assets).

(f)           Each Group Company has taken commercially reasonable precautions (including by way of outsourcing to third parties), including establishing and maintaining contingency plans, back-up facilities and disaster recovery technology processes consistent with industry standard practices, and necessary to protect (a) the material computer systems (hardware and software) and related systems (such as networks) implemented or used by the Group Companies and (b) the material storage capacities and requirements of each Group Company.

3.22        Foreign Corrupt Practices Act. For the last five (5) years, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf has, in connection with the operation of the business of the Group Companies: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act of 2010 or any other applicable anti-corruption or anti-bribery Law; or (g) violated or operated in noncompliance with any export or import restrictions, anti-boycott regulations, embargo or sanctions regulations or other Applicable Law.

3.23        Brokers; Third Party Expenses. Except for Rothschild & Co, the fees, commissions and expenses of which will constitute Company Transaction Costs and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Group Companies.

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3.24        Non-Reliance. The Group Companies and their Affiliates have conducted an independent due diligence investigation and verification of the financial condition, results of operations, assets, liabilities, and properties and projected operations of Parent and Merger Sub. Each of the Group Companies and their Affiliates has relied solely upon the representations and warranties expressly made by Parent and Merger Sub in Article IV of this Agreement and the certificates delivered in connection herewith or pursuant hereto, in each case, as qualified by the Disclosure Schedules (subject to Section 11.16) (collectively, the “Express Parent Representations”), in entering into the transactions contemplated by this Agreement and not on any other factual representations, opinions or statements of any kind of Parent, Merger Sub or any of their respective Affiliates, agents, representatives or any other Person. Each of the Group Companies (for itself and on behalf of its Affiliates and its and their agents and representatives, and each of the successors and assigns of the foregoing) hereby (i) acknowledges and agrees that none of Parent, Merger Sub or any other Person is making or has made any representation, warranty or statement of any kind or nature expressed or implied, at law or in equity, in respect of Parent or Merger Sub or either of their respective businesses, assets, liabilities, operations, prospects or condition (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of Parent or Merger Sub, or the quality, quantity or condition of Parent’s or Merger Sub’s assets), other than the Express Parent Representations, and (ii) irrevocably disclaims reliance on any representations, warranties or statements of any kind or nature expressed or implied by any Person whatsoever, or the accuracy or completeness of any information provided to (or otherwise acquired by) the Group Companies or any of their respective agents or representatives, in each case other than the Express Parent Representations.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (i) as set forth in the Disclosure Schedules, but subject to Section 11.16; and (ii) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (excluding any disclosures in the “Forward-Looking Statements” and “Risk Factors” sections of such Parent SEC Reports), Parent and Merger Sub represent and warrant to the Seller and the Company as of the date hereof and as of the Closing Date as follows:

4.1          Organization and Qualification.

(a)          Each of Parent and Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          Each of Parent and Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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(c)          Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Charter Documents.

(d)          Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent and Merger Sub are so qualified or licensed is listed on Schedule 4.1(d) of the Disclosure Schedules.

4.2          Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement or the other Transaction Agreements or in connection herewith or therewith. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

4.3          Capitalization.

(a)          As of the date of this Agreement: (i) 1,000,000 preferred shares, par value $0.0001 per share, of Parent (“Parent Preferred Stock”) are authorized and no shares are issued and outstanding; (ii) 100,000,000 Class A common shares of Parent, par value $0.0001 per share (“Parent Class A Stock”), are authorized and 13,435,061 are issued and outstanding; (iii) 15,000,000 Class B common shares of Parent, par value $0.0001 per share (“Parent Class B Stock” and, together with the Parent Preferred Stock and the Parent Class A Stock, the “Parent Shares”), are authorized and 3,881,250 are issued and outstanding, and upon the Closing of the Transactions; (iv) 7,760,000 warrants (the “Private Placement Warrants”) are outstanding; and (v) 15,525,000 warrants (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b)          The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent.

(c)          Except for the Parent Warrants and the Forward Purchase Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, Merger Sub Common Stock or any other shares of capital stock or membership interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, Merger Sub Common Stock or any other shares of capital stock or membership interests or other interest or participation in Parent or Merger Sub.

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(d)          Each Parent Share, share of Merger Sub Common Stock and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) the Charter Documents of Parent or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, the Charter Documents of Parent or Merger Sub, as applicable or any Contract to which any of Parent or Merger Sub is a party or otherwise bound by.

(e)          All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(f)           Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholders of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Law).

(g)          Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering: (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent Organizational Documents.

(h)          Except as set forth in the Parent Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

(i)           The holders of the Parent Class B Stock have waived any adjustment to the Initial Conversion Ratio (as defined in Section 4.3(b) of the Parent Charter).

4.4          Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution, delivery or performance by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal, valid and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable Enforceability Exceptions.

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4.5          No Conflict; Required Filings and Consents.

(a)          Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate their respective Charter Documents or (ii) conflict with or violate any Applicable Law, except, with respect to clause (ii) as would not, individually or in the aggregate, have a Parent Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.

(b)          The execution, delivery or performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole or (v) as may be necessary as a result of any facts or circumstances relating solely to the Company or any of its Affiliates.

4.6          Parent SEC Reports and Financial Statements.

(a)          Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports and any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

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(b)          Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c)          All comment letters received by Parent from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of Parent are either publicly available EDGAR without redaction or have otherwise been made available to the Company.

(d)          Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(e)           Parent has no liability or obligation of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) liabilities and obligations incurred since the date of June 30, 2020 in the ordinary course of business that are not, individually or in the aggregate, material to Parent and none of which results from or arises out of any material breach of or material default under any Contract, material breach of warranty, tort, material infringement or material violation of Applicable Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by Parent as set forth in this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(f)           All non-audit services were approved by the audit committee of the board of directors and committees of Parent. Parent has no off-balance sheet arrangements.

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(g)          Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)          To the Knowledge of Parent, (i) no employee of Parent has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law, and (ii) neither Parent nor any officer, employee, contractor, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

4.7          Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of the Balance Sheet, there has not been: (a) any Parent Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Parent’s capital stock; (d) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Law; (e) any change in the auditors of Parent; (f) any issuance of capital stock of Parent; (g) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business; or (h) any action taken or agreed upon by Parent or any of its Subsidiaries that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of the Seller.

4.8          Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity: (a) challenging or seeking to enjoining, alter or materially delay or otherwise would reasonably be expected to adversely affect the consummation of the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

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4.9          Trust Account.

(a)          As of the day immediately preceding the date hereof, Parent had $141,970,563.17 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) dated June 19, 2018, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)          The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable Enforceability Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the trustee under the Trust Agreement. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Stock pursuant to Parent’s Charter Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

4.10        Taxes.

(a)          All Tax Returns required to be filed by or on behalf of Parent and Merger Sub have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All Taxes payable by or on behalf of Parent and Merger Sub (whether or not shown on any Tax Return) have been fully and timely paid and Parent and Merger Sub have adequately reserved on the applicable financial statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof.

(b)          No claim, assessment, deficiency or proposed adjustment for any Tax has been asserted or assessed by any Governmental Entity against Parent or Merger Sub (or any consolidated, combined or unitary group of which Parent or Merger Sub is a member) that has not been paid or resolved. No Tax audit, proceeding or other examination of Parent or Merger Sub (or any consolidated, combined, or unitary group of which Parent or Merger Sub is a member) by any Governmental Entity is presently in progress, nor has Parent or Merger Sub been notified of any request or threat for such an audit, proceeding or other examination. None of Parent or Merger Sub (or any consolidated, combined, or unitary group of which Parent or Merger Sub is a member) is a party to any litigation or administrative proceeding relating to Taxes. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or Merger Sub (or any consolidated, combined, or unitary group of which Parent or Merger Sub is a member). None of Parent or Merger Sub (or any consolidated, combined, or unitary group of which Parent or Merger Sub is a member) has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect. None of Parent or Merger Sub has received a claim by any Governmental Entity in any jurisdiction where it does not file a particular Tax Return or pay a particular Tax that it is or may be subject to taxation by that jurisdiction or required to file a Tax Return.

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(c)          None of Parent or Merger Sub has requested, has received or is subject to any ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes, and none of Parent or Merger Sub has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          None of Parent or Merger Sub has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(e)          None of Parent or Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)           None of Parent or Merger Sub is a party to or bound by any Tax allocation, indemnity or sharing agreement. None of Parent or Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) and (B) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise.

(g)          Each of Parent and Merger Sub has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and, in each case, has paid over to the appropriate Governmental Entity any and all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)          Each of Parent and Merger Sub has collected or withheld and paid (or had collected or withheld and paid on its behalf) all applicable sales, use, ad valorem, and value added Taxes.

(i)           None of Parent or Merger Sub has received notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country or is subject to Tax on its net income other than the country in which it is organized.

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(j)           None of Parent or Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) any intercompany transaction, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); any (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date.

(k)          None of Parent or Merger Sub has any deferred payment obligation pursuant to Section 965 of the Code.

(l)           None of Parent or Merger Sub is currently required or will be required on or after the Closing Date to make any payments in respect of the transfer or surrender of any liability to Tax or any Tax loss or relief by virtue of having been a member of a consolidated, combined, unitary, group relief or other similar Tax group prior to the Closing.

(m)         To the Knowledge of Parent and Merger Sub, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11        Certain Provided Information. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, at the date mailed to the equity holders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

4.12        Board Approval; Stockholder Vote. The board of directors of Parent (including any required committee or subgroup of the board of directors of Parent) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of Parent. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

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4.13        Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, in each case, free and clear of any Liens (other than Permitted Liens).

4.14        Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

4.15        Related Person Transactions. Except as described in the Parent SEC Reports, no transactions or Contracts, or series of related transactions or Contracts, between Parent, on the one hand, and any present or former officer, director, manager or Affiliate of Parent or, to the Knowledge of Parent, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, will continue in effect following the Closing.

4.16        Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.17        Non-Reliance. Parent and its Affiliates have (a) been afforded access to the books, records, facilities and personnel of the Group Companies for purposes of conducting a due diligence investigation of the Group Companies and their businesses, and (b) conducted an independent due diligence investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies. Each of Parent and its Affiliates has relied solely upon the representations and warranties expressly made by the Company in Article III of this Agreement and the certificates delivered in connection herewith or pursuant hereto, in each case, as qualified by the Disclosure Schedules (subject to Section 11.16) (collectively, the “Express Company Representations”), in entering into the transactions contemplated by this Agreement and not on any other factual representations, opinions or statements of any kind of the Group Companies, the Seller or any of their respective Affiliates, agents, representatives or any other Person. Each of Parent and Merger Sub (for itself and on behalf of its Affiliates and its and their agents and representatives, and each of the successors and assigns of the foregoing) hereby (i) acknowledges and agrees that none of the Group Companies, Seller or any other Person is making or has made any representation, warranty or statement of any kind or nature expressed or implied, at law or in equity, in respect of any Group Company or its businesses, assets, liabilities, operations, prospects or condition (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Company’s assets), other than the Express Company Representations, and (ii) irrevocably disclaims reliance on any representations, warranties or statements of any kind or nature expressed or implied by any Person whatsoever, or the accuracy or completeness of any information provided to (or otherwise acquired by) Parent, Merger Sub or either of their respective agents or representatives, in each case other than the Express Company Representations.

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Article V

COVENANTS OF THE COMPANY

5.1          Conduct of Business by the Company and the Company Subsidiaries.

(a)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause the Company Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (x) to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or the Disclosure Schedules or (z) as required by Applicable Law. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the Disclosure Schedules, or as required by Applicable Law, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i)          except for transactions solely among the Group Companies: (A) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Company or any Company Subsidiary; or (B) declare, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution;

(ii)         amend the governing documents of the Company;

(iii)        fail to use commercially reasonable efforts to maintain or renew any Owned Intellectual Property that is registered, issued or the subject of a pending application;

(iv)        (A) merge, consolidate or combine with any Person (other than transactions solely between or among the Group Companies) or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) sales of property or assets in accordance with Non-Refundable Deposit Contracts entered into before the date of this Agreement in transactions not exceeding $50,000,000 individually or $100,000,000 in the aggregate and made available to Parent and (2) transactions not constituting sales of property or assets contemplated in clause (1) immediately above, not exceeding $25,000,000 individually or $50,000,000 in the aggregate;

(v)         sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice (including sales to homebuyers in the ordinary course of business and sales of property or assets in accordance with Non-Refundable Deposit Contracts entered into before the date of this Agreement and made available to Parent) or pursuant to agreements existing on the date hereof and set forth on Schedule 5.1(a)(v) of the Disclosure Schedules;

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(vi)        (A) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (B) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement; (C) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (D) fail to comply with the terms of the Existing Credit Agreements or take any action, or omit to take any action, that would constitute or result in a default or event of default under any of the Existing Credit Agreements; (E) cancel or forgive any material third-party Indebtedness owed to any of the Group Companies; or (F) make, incur or commit to make any individual capital expenditure in excess of $250,000 other than in the ordinary course of business consistent with past practice; provided that clause (F) shall not restrict expenditures related to land acquisition, land development and construction costs;

(vii)       release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies, taken as a whole, or their respective properties or assets; provided, that nothing contained herein shall restrict the ability of the Group Companies to release, assign, compromise, settle or agree to settle any Legal Proceedings so long as such settlement is solely monetary in nature and any payments related to such settlement are made prior to the Closing;

(viii)      (A) except in the ordinary course of business consistent with past practices: (x) materially modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract (other than the Existing Credit Agreements); or (y) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (B) modify or amend any material term under any of the Existing Credit Agreements or terminate or allow the termination of any of the Existing Credit Agreements or any commitments thereunder, other than any termination or expiration of the Existing Credit Agreements or any such commitments in accordance with the terms of the Existing Credit Agreements;

(ix)         except as required by changes in GAAP (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(x)          unless required by Applicable Law, (i) make, change or revoke any Tax election, (ii) settle or compromise any Tax claim; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any Tax Return other than on a timely basis in the ordinary course, or file any amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a refund of Taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar requirement of Law) with any Governmental Entity;

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(xi)         authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(xii)        enter into any other transaction with any of its directors or executive officers outside the ordinary course of business or any transactions (other than transactions solely between or among the Group Companies) which would otherwise be required to be disclosed on Schedule 3.18 of the Disclosure Schedules if such transactions were in effect as of the date hereof;

(xiii)       (A) except to the extent required by Applicable Law or by any Employee Benefit Plan disclosed to Parent, grant or announce any material equity or equity-based awards or any other incentive awards or the material increase in the compensation and employee benefits payable or to be provided by the Company or any Company Subsidiary to any of the employees, directors or other individual service providers of the Company or any Company Subsidiary, unless the Company provides Parent with prior notice of and consults in good faith with Parent on any such grant or announcement; (B) terminate (other than for cause) any employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice with respect to employees with an annual base salary not to exceed $250,000, (C) hire any employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, (D) except to the extent required by Applicable Law or by any Employee Benefit Plan disclosed to Parent, pay or agree to pay any pension, retirement allowance or termination or severance pay to any employee, director or other individual service provider of the Company or any Company Subsidiary, whether past or present, except in the ordinary course of business consistent with past practice with respect to employees other than the Company’s chief executive officer and chief operating officer or (E) except as required to ensure that any Employee Benefit Plan is not then out of compliance with Applicable Law, adopt, materially amend, materially increase benefits under or terminate any Employee Benefit Plan or any collective bargaining agreement; provided, however, that notwithstanding the forgoing, the Seller, prior to the Closing, shall assign to the Company those general benefit plans of Seller that would constitute Employee Benefit Plans of the Company;

(xiv)      communicate with employees of the Company or any Company Subsidiary regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless (x) any such communications are consistent with the terms of this Agreement or prior directives or documentation provided to the Company by Parent or (y) the Company provides Parent with prior notice of and consults in good faith with Parent on any such communication;

(xv)       take any action or fail to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xvi)      authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 5.1(a)(i) through 5.1(a)(xv) above.

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(b)          Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing and the Group Companies’ failure to take any action prohibited by Section 5.1(a), as a result of Parent not timely consenting to the notice required to be delivered by the Company to Parent pursuant to Section 5.1(a), will not be a breach of Section 5.1(a).

(c)          Notwithstanding anything to the contrary in Section 5.1(a), no Group Company that is directly or indirectly wholly owned by the Company shall be restricted from (i) paying to its sole equity holder parent Group Company dividends or distributions (as applicable) or redemptions on account of such wholly owned equity interests, (ii) repaying or cancelling intercompany loans or advances made by any Group Company that is directly or indirectly wholly owned by the Company or (iii) making other intercompany transfers of property to any other Group Company that is directly or indirectly wholly owned by the Company.

5.2          Access to Books and Records. Subject to Section 6.4, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company will provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Group Companies in order for Parent to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.2, Parent and the Parent’s Representatives will not be permitted to interfere unreasonably with the conduct of the business of any Group Company. Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any Group Company is bound, or violate any Applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.2 will qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 8.3(a). Parent will indemnify and hold harmless the Group Companies from and against any Losses that may be incurred by any of them to the extent arising out of or related to the bad faith or gross negligence of Parent or the Parent’s Representatives in the use, storage or handling by Parent or the Parent’s Representatives of (i) any personally identifiable information relating to employees or customers of any Group Company and (ii) any other information that is protected by Applicable Law (including privacy Laws) or Contract and to which Parent or the Parent’s Representatives are afforded access pursuant to the terms of this Agreement. Parent acknowledges and agrees that, notwithstanding anything to the contrary contained therein, the Confidentiality Agreement, will not terminate unless the Closing occurs, and Parent is and will continue to be bound by the Confidentiality Agreement in accordance with its terms.

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5.3          Payoff Letters and Lien Releases. At least three (3) Business Days prior to the anticipated Closing, the Company will deliver to Parent a customary payoff letter or letters or other payoff documentation (collectively, the “Payoff Letter”) executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Effective Time to satisfy in full the repayment of all Indebtedness set forth on Schedule 5.3 of the Disclosure Schedules and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Parent’s expense after receiving the Payoff Amount, and (c) wire transfer instructions for paying the Payoff Amount.

5.4          Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company becomes aware of any fact or condition arising after the date hereof that constitutes a material breach of any representation or warranty made by the Company in Article III or of any covenant that would cause the conditions set forth in Section 8.3(a) or Section 8.3(b), as applicable, not to be satisfied as of the Closing Date, the Company will disclose in writing to Parent such breach.

5.5          Consents. The Group Companies shall use commercially reasonable efforts to obtain consents of all Persons who are party to the agreements set forth on Schedule 3.4(a) of the Disclosure Schedules. All costs incurred in connection with obtaining such consents shall be paid by the Company on or prior to the Closing Date or as a Company Transaction Cost on the Closing Date. Subject to Applicable Law relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Company and the Seller on the information provided in connection with obtaining such consents and as to the form and substance of such consents.

5.6          280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than ten (10) days prior to the Closing Date, solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 5.6 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

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5.7          HKSE Approval. Seller shall use, and shall direct its Affiliates and Representatives to use, reasonable best efforts to obtain the approval of the Stock Exchange of Hong Kong Limited (“HKSE”), in connection with the Merger and Transactions, in accordance with the applicable requirements of Rules Governing the Listing of Securities on the HKSE, and to ensure that such approval is not revoked at or prior to the Closing. All costs incurred in connection with obtaining such approval shall be at the Seller’s or its Affiliates’ sole cost and expense. Subject to Applicable Law relating to the exchange of information, Parent shall have the right to review in advance, and to the extent practicable will consult with the Seller on the material written information provided in connection with obtaining such approval.

Article VI

COVENANTS OF PARENT AND MERGER SUB

6.1          Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Seller shall otherwise consent in writing or as contemplated by this Agreement. Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Law, without the prior written consent of the Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)          declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b)          purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c)          grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)          amend its Charter Documents or form or establish any Subsidiary;

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(e)          (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)           incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement; provided, however, that Parent shall be permitted to incur Indebtedness (which shall constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and to be repaid at Closing;

(g)          except as required by GAAP (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(h)          (1) make, change or revoke any Tax election, (2) settle or compromise any Tax claim; (3) change (or request to change) any method of accounting for Tax purposes; (4) file any Tax Return other than on a timely basis in the ordinary course, or file any amended Tax Return; (5) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (6) knowingly surrender any claim for a refund of Taxes; or (7) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar requirement of Law) with any Governmental Entity;

(i)           take any action or fail to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)           acquire any tangible assets, other than cash, or any material intangible asset provided that, for the avoidance of doubt, this Section 6.1(j) shall not restrict the entry into this Agreement or any Transaction Agreements or the consummation of the Transactions;

(k)          liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(l)           make or allow to be made any reduction or increase in the Trust Account, other than as expressly permitted by Parent’s Charter Documents;

(m)         amend the Trust Agreement or any other agreement related to the Trust Account; or

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(n)          agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 6.1(a) through 6.1(m) above.

6.2          Access to Books and Records. For a period of six (6) years from and after the Closing Date, Parent will, and will cause the Surviving Corporation to, provide the Seller and its authorized Representatives with access (for the purpose of examining and copying) in connection with general business purposes, during normal business hours, upon reasonable notice, to the books and records of the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Seller, Parent will not, and will not permit the Surviving Corporation or its Subsidiaries to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof that Parent or the Surviving Corporation may intend to destroy, alter or dispose of.

6.3          Employee Matters. At the Closing, Seller shall contribute, convey, transfer and assign to the Company all of Seller’s rights, duties and obligations under the Employment Agreements and the Company shall assume and agree to be bound by, the Employment Agreements, pursuant to and in accordance with the terms and conditions set forth therein.

6.4          Contact with Customers and Suppliers. Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of any Group Company without the prior consultation with and approval of an executive officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that neither this Section 6.4 nor anything else herein will prohibit any contacts by Parent or the Parent’s Representatives or Affiliates with the customers, providers, service providers and suppliers of any Group Company in the ordinary course of business and unrelated to the transactions contemplated hereby.

6.5          Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a material breach of any representation or warranty made in Article IV or any covenant that would cause the conditions set forth in Section 8.2(a) or Section 8.2(b), as applicable, not to be satisfied as of the Closing Date, Parent will disclose in writing to the Company such breach.

6.6          Warrant Holder Approval. Prior to the Effective Time, if necessary to effect the Warrant Amendment, Parent will take commercially reasonable efforts to seek approval of the holders of at least 65% of the Public Warrants of the Warrant Amendment (the “Warrant Holder Approval”).

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Article VII

ADDITIONAL COVENANTS

7.1          Proxy Statement.

(a)          As soon as reasonably practicable following the execution and delivery of this Agreement, Parent shall, in accordance with this Section 7.1, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders and warrant holders of Parent relating to the Special Meeting and, if necessary for purposes of obtaining the Warrant Holder Approval, the Warrant Holder Meeting, for the purpose of, among other things: (i) providing Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock (the “Parent Stockholder Redemption”); and (ii) soliciting proxies from holders of Parent Class A Stock to vote at the Special Meeting in favor of: (A) the adoption of this Agreement and approval of the Transactions; (B) the issuance of shares of Parent Class A Stock in connection with Section 2.6; (C) the amendment and restatement of the Parent Organizational Documents in the form of the Parent A&R Charter attached hereto as Exhibit A (together, with those proposals set forth in Section 7.1(a)(ii)(A) and Section 7.1(a)(ii)(B), the “Necessary Stockholder Matters”); (D) the election of Scott Reed and Gregory P. Wilson as Class II directors of Parent; and (E) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”); and (iii) if necessary for purposes of obtaining the Warrant Holder Approval, soliciting proxies from the holders of the Public Warrants vote at the Warrant Holder Meeting in favor of the approval of the Warrant Amendment. Without the prior written consent of the Seller and the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting. The Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders and, if applicable, warrant holders of record, as of the record date to be established by the board of directors of Parent, as soon as reasonably practicable following the earlier to occur of: (y) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(b)          Prior to filing with the SEC, Parent will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after it receives notice thereof, of: (i) the time when the Proxy Statement has been filed; (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Proxy Statement; (v) the issuance of any stop order by the SEC; (vi) any request by the SEC for amendment of the Proxy Statement; (vii) any comments from the SEC relating to the Proxy Statement and responses thereto; and (viii) requests by the SEC for additional information. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any SEC comments on the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

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(c)          If, at any time prior to the Special Meeting and, if applicable, the Warrant Holder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly file an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent so that an appropriate amendment or supplement can be promptly filed with the SEC and, to the extent required under Applicable Law, disseminated to all stockholders of Parent.

(d)          Parent shall make all necessary filings, if any, with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Proxy Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

7.2          Meetings; Recommendations of the Parent Board.

(a)          Parent shall, as soon as reasonably practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Seller, who shall not unreasonably delay, withhold or condition such agreement) for, duly call and give notice of, the Special Meeting and, if applicable, the Warrant Holder Meeting. Parent shall convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters, and, if necessary for purposes of obtaining the Warrant Holder Approval, convene and hold a meeting of the holders of the Public Warrants (the “Warrant Holder Meeting”), for the purpose of obtaining the approval of the Warrant Amendment, which meeting(s) shall be held not more than thirty (30) days after the date on which Parent mails the Proxy Statement to its stockholders and warrant holders. To the extent practicable, the Special Meeting and the Warrant Holder Meeting shall be held on the same day.

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(b)          Parent shall use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting and approval of the Warrant Amendment at the Warrant Holder Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking the approval of the Parent Stockholder Matters and the Warrant Amendment.

(c)          Parent shall include the Parent Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by Parent’s board of directors of its fiduciary obligations to Parent’s stockholders under Applicable Law.

(d)          Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall have occurred any Change in Recommendation.

(e)          Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by Applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

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7.3          HSR Act. As promptly as practicable after the date of this Agreement and in any event within ten (10) Business Days, Parent and the Company shall, if required by the HSR Act, each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution, delivery and performance of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

7.4          Other Filings; Press Release; Communications Plan.

(a)          As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b)          Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c)          Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Seller. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

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(d)          Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Seller or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Seller, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.4(d); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(e)          Notwithstanding the foregoing, any Affiliate of Seller shall be permitted to make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions without the consent of Parent or Merger Sub, if (i) such Affiliate is advised by outside legal counsel in writing that such disclosure is required to be made under any listing rules or Applicable Law and (ii) Seller gives Parent written notice of such announcement or communication as far in advance thereof as practicable (and in any case at least one (1) Business Day in advance thereof).

7.5          Confidentiality. Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company or the Seller, on the one hand, or Parent or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by Applicable Law or stock exchange rule; or (vi) disclosure consented to in writing by Parent or Merger Sub (in the case of the Seller and, prior to the Closing, the Company) or the Seller (in the case of Parent or Merger Sub and, following the Closing, the Company).

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7.6          Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions and any other consents referred to on Schedule 3.4(b) of the Disclosure Schedules (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any Company Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets or properties); (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including opposing and seeking to vacate or reverse any appealable stay or preliminary injunction, or permanent injunction entered by any court or other Governmental Entity; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions, which shall include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

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7.7          No Claim Against Trust Account. The Company acknowledges and represents that (i) it has read the publicly-filed prospectus of Parent for and in partial consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, and that Parent has established the Trust Account for the benefit of the public stockholders and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (a) to the public stockholders in the event of the conversion of their shares upon consummation of a business combination or amendment to Parent’s certificate of incorporation relating to pre-business combination activity, (b) to the public stockholders in connection with Parent’s liquidation in the event Parent’s is unable to consummate a business combination within the required time period or (c) to Parent concurrently with, or after it consummates a business combination, and (ii) notwithstanding anything in this Agreement to the contrary, it agrees that it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Account (a “Trust Claim”) and waives any Trust Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Account for any reason whatsoever. Parent acknowledges and agrees that (A) the foregoing shall not limit or prohibit any claims that the Company may have in the future pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for Fraud in the making of the representations and warranties in Article IV, and (B) nothing herein shall serve to limit or prohibit any claims that the Company or the Seller may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account (including any funds released from the Trust Account following the consummation of a Business Combination by Parent).

7.8          Disclosure of Certain Matters. Each of Parent, Merger Sub, the Company and the Seller will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement.

7.9          Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Stock, Parent Units, and Parent Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Class A Stock and Parent Warrants on Nasdaq.

7.10        No Solicitation.

(a)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause the Company Subsidiaries and the Seller not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, acquisition, consolidation, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause the Company Subsidiaries and the Seller to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

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(b)          During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Parent and Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Seller and their respective Representatives) concerning any merger, purchase of ownership interests or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent and Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c)          Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Seller) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Seller).

7.11        Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter.

7.12        Tax Matters.

(a)          The Parties to this Agreement intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations and Section 354(a)(1) of the Code and that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Each of the Parties to this Agreement shall consider and negotiate in good faith such amendments to this Agreement as may be reasonably required to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that no party will be required to agree to any such amendment).

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(b)          The parties to this Agreement agree to treat the Merger for all Tax purposes in a manner consistent with the treatment described in this Section 7.12 (including, without limitation and for the avoidance of doubt, by filing all Tax Returns in a manner consistent with such treatment) unless otherwise required by a taxing authority in connection with a good faith resolution of a Legal Proceeding. Prior to or following the Effective Time, none of Parties shall, and they shall not permit any of their respective Affiliates to, (i) take (or fail to take) any action which action (or failure to act) could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, unless required to do so by Applicable Law.

(c)          The Parent shall be responsible for and shall pay all local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of, and the transactions contemplated by, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto, including any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). The Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.13        Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.14        Registration Rights.

(a)          Following the Closing Date, Parent shall, as promptly as reasonably practicable, (i) file with the SEC (A) a resale shelf registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure) or if then ineligible to use any such form, then any other available form of registration statement, or (B) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing shelf registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of Parent Class A Stock received by the Seller as Merger Consideration (the “Registrable Stock”) to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and, in the case of clause (A) above, use commercially reasonable efforts to cause the Registration Statement to become effective within 180 days after the Closing Date, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (1) the date when all Registrable Stock covered by the Registration Statement has been sold or (2) the date when all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder, and (iii) use its reasonable best efforts to prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith (“Shelf Prospectus”). Notwithstanding the foregoing, Parent shall have no obligation to register or to maintain the effectiveness of the Registration Statement after all Registrable Stock covered by the Registration Statement first becomes eligible for sale pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder. In the event that the filing deadline contemplated by this Section 7.14(a) shall occur during a trading “blackout” period under Parent’s securities trading policies, then Parent shall not be required to file the Registration Statement contemplated by this Section 7.14(a) until such “blackout” period is no longer applicable. In addition, Parent shall not be required to file the Registration Statement contemplated by this Section 7.14(a) if Parent, in its reasonable good faith judgment (after consultation with its legal advisors), has determined that the offer and sale or other disposition of Registrable Stock pursuant to the Registration Statement would require public disclosure by Parent of material nonpublic information that Parent is not otherwise obligated to disclose.

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(b)          (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of any Legal Proceeding with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act, or (ii) if the Registration Statement or Shelf Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements), (iii) Parent, in its reasonable good faith judgment, has determined that the offer and sale or other disposition of Registrable Stock would require public disclosure by Parent of material nonpublic information that is not included in the Registration Statement and that immediate disclosure of such information would be materially detrimental to Parent, or (iv) upon the occurrence or existence of any other development, event, fact, situation or circumstance relating to Parent that, in the judgment of a majority of the board of directors of Parent, makes it appropriate to suspend the availability of the Registration Statement and/or Shelf Prospectus, (A)(1) in the case of clause (ii) above, and subject to clauses (iii) and (iv) above, Parent shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Shelf Prospectus, as applicable, so that such Registration Statement or Shelf Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable, and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) Parent shall give notice to the Seller that the availability of such Registration Statement or Shelf Prospectus is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, the Seller agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement or Shelf Prospectus until the Seller is notified by Parent of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by Parent that the Shelf Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 7.14(b) to suspend the availability of the Registration Statement and Shelf Prospectus for no more than an aggregate of 120 days in the aggregate in any one year period.

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(c)          In connection with the performance of its obligations under this Section 7.14, Parent shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent’s legal counsel, Parent’s independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent. The Seller shall pay any discounts, commissions and transfer Taxes, if any, attributable to the sale of Registrable Stock and any other expenses (including the fees and expenses of other advisors and agents, if any) incurred by it; provided, however, that Parent shall pay the reasonable and documented out-of-pocket fees and expenses of one (1) legal counsel to represent the interests of the Seller under this Section 7.14.

(d)          The Seller (i) shall furnish to Parent such information as is required to be included under the Securities Act in the Registration Statement (or any amendment or supplement thereto) or any Shelf Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall indemnify Parent, each officer and director of Parent, and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each of the foregoing, an “indemnified party” for purposes of this Section 7.14(d)) against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Shelf Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to untrue statements or omissions made in the Registration Statement or any Shelf Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Seller for use in the Registration Statement or any Shelf Prospectus (or any amendment thereto), and (iv) shall report to Parent all sales or other distributions of Registrable Stock pursuant to the Registration Statement. If the indemnification provided for in this Section 7.14(d) from the Seller is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 7.14(d), the Seller, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the Seller and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of Parent and the Seller under this Section 7.14(d) shall survive the completion of any offering or sale of Registrable Stock pursuant to any Registration Statement.

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(e)          Following the Closing Date, if Parent proposes to file a registration statement with respect to equity securities of Parent (including without limitation pursuant to a Demand Registration (as defined in that certain Registration Rights Agreement, by and among Parent, Sponsor, and certain other holders thereto, dated June 19, 2018 (the “Existing RRA”)), but excluding any registration statement on Form S-8 or S-4 or comparable successor forms or a registration statement relating to a dividend reinvestment plan), which is available for use for the sale of Parent Class A Stock under the Securities Act, then Parent shall give written notice of such proposed filing to the Seller at least ten (10) Business Days before the anticipated filing date of such registration statement, and such notice shall offer the Seller the opportunity to include in such registration statement Parent Class A Stock then owned by the Seller, as the Seller may request in writing within three (3) days after receipt of Parent’s notice (which request shall specify the number of Parent Class A Stock to be included in such registration statement and the intended method of disposition). For the avoidance of doubt, the Seller acknowledges that the inclusion of any Parent Class A Stock held by Seller in any such registration statement shall be subject to the terms and conditions of the Existing RRA.

7.15        Post-Closing Directors of the Parent. At the Effective Time, the board of directors of the Parent shall be comprised of nine (9) directors, at least three (3) of whom shall meet Nasdaq director independence requirements. The Company shall designate seven (7) directors, two (2) of whom shall meet Nasdaq director independence requirements (the “Company Board Designees”). Parent shall designate two (2) directors, at least one (1) of whom shall meet Nasdaq director independence requirements; provided, that (i) Parent shall have no designation right if Elias Farhat and Scott Reed continue as directors of Parent and (ii) the designation of directors by Parent shall be subject to the Company’s prior written consent. Prior to the Effective Time, Parent shall take all necessary corporate action so that effective as of the Effective Time (x) Scott Reed is (A) duly appointed as a director of the Parent or (B) continues as a director of the Parent (if duly elected as a director of Parent pursuant to the Special Meeting), (y) Elias Farhat continues as a director of the Parent, and (z) each of the Company Board Designees is duly appointed as a director of the Parent.

7.16        Release.

(a)          Effective upon and following the Closing, Parent and Merger Sub, on their own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Seller, each of its Affiliates and each of its and its Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties other than, in each case, the Group Companies (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown (collectively, “Claims”), arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failure to act by the Company Stockholder Released Parties; provided, however, that nothing in this Section 7.16 shall release any Company Stockholder Released Parties from: (i) their obligations under this Agreement, the other Transaction Agreements or any other agreement between any Company Stockholder Released Party, on the one hand, and Parent, Merger Sub or any of their respective Affiliates and Representatives (other than, in each case, the Group Companies), on the other hand, including with respect to any breach of this Agreement, the other Transaction Agreements or such other agreements, (ii) as applicable, any Claims or breaches of fiduciary duty arising out of such Company Stockholder Released Party’s employment by any Group Company, (iii) any Claims arising out of Fraud, or (iv) any Claims which cannot be released as a matter of law.

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(b)          Effective upon and following the Closing, the Seller, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and Merger Sub, and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all Claims arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 7.16 shall release the Parent Released Parties from their obligations under this Agreement, the other Transaction Agreements or any other agreement between any Parent Released Party, on the one hand, and the Seller or any of its Affiliates or Representatives, on the other hand, including with respect to any breach of this Agreement, the other Transaction Agreements or such other agreements, or from any Claims which cannot be released as a matter of law.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1          Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction (or written waiver, in whole or in part, to the extent such conditions can be waived under this Agreement and Applicable Law) at or prior to the Closing of the following conditions:

(a)          At the Special Meeting (including any adjournments thereof), the Necessary Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the Nasdaq rules and regulations.

(b)          Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with Parent Organizational Documents.

(c)          All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other mandatory pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities required in connection with the execution, delivery and performance of this Agreement and the Transactions.

(d)          No provision of any Applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity.

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(e)          The shares of Parent Class A Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on Nasdaq, including, to the Knowledge of Parent, satisfaction of the requirement to have a sufficient number of round lot holders.

(f)           Landsea Properties has obtained the approval of the HKSE in connection with the Merger and Transactions, in accordance with the applicable requirements of Rules Governing the Listing of Securities on the HKSE and such approval has not been revoked at or prior to the Closing.

8.2          Additional Conditions to Obligations of the Company and the Seller. The obligations of the Seller and the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller and the Company:

(a)          The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

(b)          Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)          Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d)          No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(e)          The persons listed on Schedule 8.2(e) of the Disclosure Schedules shall have resigned from all of their positions and offices with Parent and Merger Sub.

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(f)           Parent and Merger Sub shall have delivered or shall stand ready to deliver duly executed and filed certificates, instruments, Contracts and other documents specified to be delivered by it hereunder pursuant to Sections 1.3(a)(i) through 1.3(b)(vii), as applicable.

(g)          The Parent Charter shall be amended and restated in the form of the Parent A&R Charter and shall be executed and filed with the Secretary of State of the State of Delaware, and the Parent Bylaws shall be amended and restated in the form of the Parent A&R Bylaws.

(h)          After deducting the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions from the Trust Account and the aggregate amount of any unpaid Parent Transaction Costs and Company Transaction Costs, such remaining amount shall be equal to or exceed $90,000,000.

(i)           Parent shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to Parent for payment of the Company Transaction Costs and the Parent Transaction Costs at the Closing.

(j)           The Surrendered Shares and Surrendered Warrants shall have been cancelled by Parent.

8.3          Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)          The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b)          The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

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(c)          The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

(d)          No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e)          The Company or the Seller shall have delivered, or caused to be delivered, or shall stand ready to deliver duly executed and filed certificates, instruments, Contracts and other documents specified to be delivered by it hereunder pursuant to Sections 1.3(b)(i) through 1.3(b)(vii).

Article IX

TERMINATION

9.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)          by mutual written agreement of Parent and the Seller at any time;

(b)          by either Parent or the Seller if the Transactions shall not have been consummated by September 22, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further, that if Parent receives approval from the Parent stockholders prior to the Outside Date to amend the Parent Charter to extend the date by which Parent must complete its initial Business Combination to a date that is after the Outside Date, the Outside Date shall be the earlier of such new date and December 22, 2020.

(c)          by either Parent or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d)          by the Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue (irrespective of the Company’s provision of or failure to provide any disclosure required by Section 6.5), in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Seller must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Seller to Parent of such breach; and (ii) the Outside Date; provided, further, that Parent or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent or Merger Sub is cured during such 30-day period);

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(e)          by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Seller or if any representation or warranty of the Company shall have become untrue (irrespective of the Company’s provision of or failure to provide any disclosure required by Section 5.4), in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or the Seller prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from Parent to the Seller of such breach; and (ii) the Outside Date; provided, further, that the Company or the Seller, as applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30-day period);

(f)           by either Parent or the Seller, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents; or

(g)          by Parent, if evidence that the Company Stockholder Approval was obtained shall not have been delivered to Parent within 24 hours following the execution and delivery of this Agreement.

9.2          Notice of Termination; Effect of Termination.

(a)          Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)          In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.5, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Fraud in the making of the representations and warranties in this Agreement.

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Article X

NO SURVIVAL

10.1        No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article XI

GENERAL PROVISIONS

11.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the second Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent or Merger Sub, to:

LF Capital Acquisition Corp.

600 Madison Avenue, New York, NY 10022

Attention: Scott Reed

E-mail: sreed@lfcapital.co

with a copy (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Attention: Martin Nussbaum; Christian A. Matarese

Email: martin.nussbaum@dechert.com; christian.matarese@dechert.com if to the Company or the Seller to:

Landsea Holdings Corporation

660 Newport Center Drive, Suite 300

Newport Beach, CA 92660

Attention: Franco Tenerelli

Email: ftenerelli@landsea.us

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Ave,

New York, NY 10166

Attention: Dennis Friedman; Michael Flynn; Evan D’Amico

Email: dfriedman@gibsondunn.com; mflynn@gibsondunn.com; edamico@gibsondunn.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2        Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Seal” online datasite hosted by Venue at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

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11.3        Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4        Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.5        Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future requirement of Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.6        Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it (i) will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds, and (ii) waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.

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11.7        Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8        Consent to Jurisdiction; Waiver of Jury Trial.

(a)          Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; (e) the venue of such Legal Proceeding is improper; or (f) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(b)          TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9        Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11      Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12      Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13      Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Seller (on behalf of itself and the Company) may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

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11.14      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any requirement of Law or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15      Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Gibson, Dunn & Crutcher LLP (or any successor) may represent the Seller or any of its directors, members, partners, officers, employees or Affiliates (other than, after the Closing, the Company) (collectively, the “Seller Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Gibson, Dunn & Crutcher LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the Seller Group and its counsel, including Gibson, Dunn & Crutcher LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Seller Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge or the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

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11.16      Disclosure Schedules and Exhibits. The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Disclosure Schedules; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Disclosure Schedules is or is not material for purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LF CAPITAL ACQUISITION CORP.

By:	/s/ Scott Reed
	Name:	Scott Reed
	Title:	President and Chief Executive Officer

LFCA MERGER SUB, INC.

By:	/s/ Scott Reed
	Name:	Scott Reed
	Title:	President and Chief Executive Officer

LANDSEA HOLDINGS CORPORATION

By:	/s/ John Ho
	Name:	John Ho
	Title:	CEO

LANDSEA HOMES INCORPORATED

By:	/s/ John Ho
	Name:	John Ho
	Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SCHEDULE A

Definitions

1.1.         Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified.

“Cash and Cash Equivalents” shall mean cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, the amount of Cash and Cash Equivalents as of any given time shall be decreased by any Restricted Cash.

“Closing Number of Securities” shall mean the number of shares of Parent Class A Stock equal to (a) the Merger Consideration; divided by (b) $10.56.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the shares of common stock, par value $0.001 per share, of the Company.

“Company Data” means any Group Company’s proprietary or confidential data, including customer data and Personal Data held by any Group Company.

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Stockholder” shall mean a holder of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Seller and the Group Companies, in each case, incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including: (a) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments (including, without limitation, all cash payments made in respect of any outstanding Phantom Unit awards) or success fees payable in connection with or anticipation of the consummation of the Transactions, and the employer portion of payroll Taxes payable as a result of the foregoing amounts including with respect to any cash payments made with respect to the Phantom Units (including any accrued but unpaid payroll taxes deferred pursuant to the CARES Act), and (b) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; provided, however, that in the event that unpaid Company Transaction Costs as of Closing exceed $12,000,000 (excluding any payment and related tax withholdings in respect of any outstanding Phantom Unit award paid out at the Closing), for purposes of this Agreement, such Company Transaction Costs shall equal $12,000,000 and the Seller shall be responsible for any unpaid amounts in excess thereof (the “Company Cap”); provided further that the Company Cap shall not apply to payments in respect of any outstanding Phantom Unit award and such amounts shall be included as a Company Transaction Cost payable pursuant to Section 1.4(a)(vi).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated February 9, 2020, by and between Parent and the Company, as the same may be amended or supplemented from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, sublease, mortgage, use or occupancy agreement, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, severance, change in control, employee loan, health welfare, retiree medical or life insurance, educational, employee assistance, fringe benefit plan or program and all other employee benefit plans, policies, agreement (including any employment, consulting and collective bargaining agreements), programs or arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, which any Group Company or any ERISA Affiliate sponsors or maintains or contributes or has any obligation to contribute for the benefit of the current or former employees, directors or other individual service providers of the Group Companies or with respect to which any Group Company has any direct or indirect present or future liability on behalf of such employees, director or other individual service providers.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a “single employer” under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreements” shall mean those loan agreements set forth in Schedule 3.16(a)(viii) of the Disclosure Schedules, in the case of each of the foregoing, as amended or otherwise modified on or prior to the date hereof and as further amended or otherwise modified following the date hereof in accordance with the terms hereof.

“Fraud” shall mean common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article III (with respect to the Company) or Article IV (with respect to Parent and Merger Sub), as applicable, with the intent that the other party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Fundamental Representations” shall mean: (a) with respect to the Company, Sections 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Authority Relative to this Agreement), and 3.23 (Brokers; Third Party Expenses); and (b) with respect to Parent, Sections 4.1 (Organization and Qualification), 4.3 (Capitalization), 4.4 (Authority Relative to this Agreement) and 4.16 (Brokers).

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Substance” shall mean any substance, material or waste that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Indebtedness” shall mean, in respect of the Group Companies, any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations as lessee under capitalized leases; (d) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (e) any guaranty of any of the foregoing; (f) any accrued interest, fees and charges in respect of any of the foregoing; (g) any accrued but unpaid income Taxes and any accrued but unpaid payroll taxes deferred pursuant to the CARES Act; (h) any unpaid income Taxes and deferred payroll Taxes; (i) any obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including any earn-out liabilities associated with past acquisitions; (j) any derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements; and (k) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing. For the avoidance of doubt, Indebtedness shall exclude Company Transaction Costs.

“Intellectual Property” shall mean all rights, title and interest in, relating to or deriving from intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, whether registered or unregistered, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all domestic and foreign copyrights, copyright registrations, copyright applications, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works (collectively, “Copyrights”); (c) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”) (d) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (e) all Internet domain names and social media accounts; (f) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (g) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any; (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable due inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.1 of the Disclosure Schedules; and (b) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.1 of the Disclosure Schedules.

“Landsea Properties” shall mean Landsea Green Properties Co., Ltd., a company incorporated in Bermuda with limited liability, the shares of which are listed on the main board of the HKSE (stock code: 106)

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, imposed, adopted, promulgated, implemented, entered into or otherwise put into effect by or under the authority of any Governmental Entity

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Lien” shall mean any mortgage, deed of trust, hypothecation, assignment, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof), any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, the filing of any financing statement, and other similar liens and encumbrances.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Consideration” shall mean an amount equal to $343,805,119.68.

“Nasdaq” means the Nasdaq Stock Exchange.

“Non-Refundable Deposit Contract” means any contract for the purchase of real property pursuant to which a deposit is required.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, subpoena, violation notice, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction, in each case whether preliminary or final.

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Owned Real Property” means the real property owned by the Company or any Company Subsidiary, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Parent Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Parent.

“Parent Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Entity first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; or (vii) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vi) disproportionately adversely affects Parent or Merger Sub, taken as a whole, compared to other Persons operating in the same industry as Parent or Merger Sub, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as June 19, 2018 (the “Parent Charter”) and the Bylaws of Parent (the “Parent Bylaws”) any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Transaction Costs” shall mean all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing.

“Parent Units” means those certain units issued by the Parent, each consisting of one share of Parent Class A Stock and one Public Warrant, currently listed on Nasdaq under the symbol “LFACU”.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the value or the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not, individually or in the aggregate, materially interfere with the value or the present use of the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (or any department, agency or political subdivision thereof).

“Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that allows the identification of such natural person. Each Group Company has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of Company Data consistent with Applicable Law, contractual commitments of such Group Company and any published privacy policies.

“Phantom Units” means those unfunded, unsecured awards granted to certain officers, employees and directors of the Seller pursuant to that certain Landsea Phantom Stock Plan, adopted by the board of directors of the Seller on and effective December 13, 2018.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, discharge, disposal or emission of Hazardous Substances.

“Restricted Cash” shall mean any cash with a contractual restriction on use.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof; provided that, for all purposes hereunder, the “Company Subsidiaries” shall include Landsea Homes-WAB LLC and its Subsidiaries.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, windfall profits taxes, excise and property taxes, alternative minimum taxes, escheat, unclaimed property, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, indemnification obligation, successor or transferee liability, operation of law or as the result of being or having been a member of any consolidated, combined, unitary or other group pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto, including but not limited to those agreements set forth under Section 1.3 and the Recitals.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 19, 2018, by and between Parent and Continental, as such agreement may be modified, amended or supplemented from time to time.

“Warrant Amendment” shall mean an amendment to the Warrant Agreement such that, as of the Effective Time, (i) each issued and outstanding Public Warrant, which currently entitles each holder thereof to purchase one share of Parent Class A Stock at an exercise price of $11.50 per share, will become exercisable for one-tenth of one share at an exercise price of $1.15 per one-tenth share ($11.50 per whole share) and (ii) each holder of Public Warrants issued and outstanding immediately prior to the Effective Time shall be entitled to receive from the Parent a one-time payment of $1.85 per Public Warrant as soon as reasonably practicable following the Effective Time.